Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139864 on Form S-3 of our reports dated March 11, 2008, relating to the consolidated financial statements of America First Tax Exempt Investors, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values) and the effectiveness of America First Tax Exempt Investors, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of America First Tax Exempt Investors, L.P. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 11, 2008